Exhibit 99.1

TEMPUR SEALY COMPLETES REPAYMENT IN FULL OF 8% SENIOR SECURED THIRD LIEN CONVERTIBLE

NOTES DUE 2016 ISSUED BY SEALY CORPORATION AND SEALY MATTRESS COMPANY

LEXINGTON, KY, JULY 18, 2016 – Tempur Sealy International, Inc. (NYSE: TPX) today announced the conversion or repayment of all remaining 8% Senior Secured Third Lien Convertible Notes Due 2016 issued by Sealy Corporation and Sealy Mattress Company (CUSIP No.: 812139400; ISIN: US8121394006) (the “Sealy Notes”), which matured on July 15, 2016. The Company paid a total of approximately $115 million in cash to holders of the Sealy Notes who properly converted their Sealy Notes in advance of the maturity date, pursuant to the terms of the Sealy Notes. Separately, the Company repaid in cash on the maturity date the aggregate outstanding accreted principal amount of the Sealy Notes of less than $100,000, together with the accretion amount thereon for the interest payment date falling on the maturity date, pursuant to the terms of the Sealy Notes.

In connection with the making of conversion payments with respect to, and the repayment of, the Sealy Notes, on July 14, 2016, the Company also borrowed $100 million using the delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) under the Company’s senior secured credit agreement with several banks and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The commitment to provide the Delayed Draw Term Loan Facility terminated with its funding.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “As part of our overall 2016 capital structure plan, our 8% notes maturity was funded from our new senior credit facilities, resulting in approximately $6 million in annual interest savings based on today’s interest rates.”

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands, including TEMPUR®, Tempur-Pedic®, Sealy®, Sealy Posturepedic® and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY.

Investor Relations Contact:

Barry Hytinen

Executive Vice President, Chief Financial Officer

Tempur Sealy International, Inc.

800-805-3635

Investor.relations@tempursealy.com